Exhibit 99.6

Disclaimer: The 2024 Share Option Regulations for Bending Spoons Operations S.p.A.’s Directors, Consultants, Collaborators and Vendors has been translated into English from its original in Italian. Reasonable efforts have been made to provide a fair and accurate translation of the Italian original. In the event of any discrepancy, inconsistency, or conflict between the English translation and the Italian original, the Italian original will govern. The Italian original is the only legally binding version.

2024 SHARE OPTION REGULATIONS

FOR BENDING SPOONS OPERATIONS S.P.A.’S

DIRECTORS, CONSULTANTS, COLLABORATORS AND VENDORS

Version December 20, 2024

Preliminary statements.

A.	Bending Spoons Operations S.p.A. is a joint-stock company duly organized, validly existing, and in good standing under Italian law, with its registered office in Milan (MI), Via Nino Bonnet 10, tax code and Milan Company Register No. 13368510965 (the “Company”).

B.	The Company is part of a group controlled by Bending Spoons S.p.A., a joint-stock company duly organized, validly existing, and in good standing under Italian law, with its registered office in Milan (MI), Via Nino Bonnet 10, tax code and Milan Company Register No. 08931860962 (“Bending Spoons”).

C.	A new equity incentive plan (the “Plan”) is hereby implemented and regulated by the Company and Bending Spoons (the “Regulations”), the object of which is to grant options (the “Options”) which, on the terms and conditions specified in these Regulations, entitle the Beneficiaries (as defined below) to receive one share each in Bending Spoons under this Plan.

D.	The Plan originates from the intention (i) to foster the loyalty of the Company’s directors, consultants, collaborators and vendors, increasing the retention capacity of key resources in the medium-long term, and (ii) to instill a sense of belonging to the Company and a spirit of sharing common goals, with a view to pursuing the continuous economic, equity, and financial growth of the Company and its group.

E.	In order to implement the Plan, the Company, in agreement with Bending Spoons, will evaluate the most appropriate operational methods to allow Beneficiaries who choose to exercise the Options by December 31, 2030, to receive shares of Bending Spoons.

F.	The Plan referred to in these Regulations is of an extraordinary and contingent nature and may not in any way give rise to expectations or rights other than those provided for in these Regulations.

Now, therefore, the following is agreed:

1.	PRELIMINARY STATEMENTS AND ANNEXES

The Preliminary statements above and the Annexes at the end of this document are an integral and substantial part of these Regulations.

2.	DEFINITIONS

In these Regulations, apart from any further definitions contained within the text, the terms and expressions (and their grammatical variations) listed below and appearing with a capital letter shall have the following meaning:

2.1	“Affiliates” means Bending Spoons and any companies directly or indirectly owned by Bending Spoons.

2.2	“Shareholders’ Meeting” means the meeting of the shareholders of the Company.

2.3	“Capital Increases” means the increases in the share capital of Bending Spoons involving the issuance of Shares, as defined in the following paragraph 2.4.

2.4	“Shares” means class “X-1” or “X-2” shares of Bending Spoons, which the Beneficiaries may receive following the exercise of the relevant Option, and upon payment of the Strike Price, in the manner and on the terms set forth in these Regulations. The Shares that will be released to the Beneficiaries under the Plan will have the characteristics expressly indicated in the articles of association of Bending Spoons, and specifically the following characteristics:

(i)	A right to profits and dividends in proportion to the share capital.

(ii)	No voting and/or other administrative rights.

(iii)	A right of co-sale pursuant to the articles of association.

(iv)	Subjection to a right of pre-emption under the articles of association and a right of drag along under the articles of association.

(v)	Subjection to a right of redemption pursuant to the articles of association in the event of a transfer due to death.

2.5	“Sale Shares” has the meaning set forth in paragraph 8.2.

2.6	“Bending Spoons” has the meaning set forth in Recital B.

2.7	“Beneficiaries” means the consultants, collaborators and vendors of the Company identified by the Board of Directors and/or the directors of the Company appointed by the Shareholders’ Meeting, provided that those directors, consultants, collaborators and vendors whose Relationship is transferred from the Company to an Affiliate and then, if applicable, from that Affiliate to the Company or another Affiliate, shall also continue to be considered Beneficiaries.

2.8	“Change of Control” means the occurrence when the Shareholders holding shares “A” of Bending Spoons own a percentage of voting rights in the shareholders’ meeting of Bending Spoons that is less than 50.01% (fifty point zero one percent).

2.9	“Subscription Notice” means the letter referred to in Annex A, which the Beneficiaries, if they intend to benefit from the Plan, shall send to the Company (in accordance with paragraph 5.1), and by which they declare that they subscribe to the Plan and accept the first grant of the Options to the extent communicated to them in the Plan Notice.

2.10	“Plan Notice” has the meaning set forth in paragraph 3.3.

2.11	“Acceptance of Options Notice” means (for each grant of Options to each Beneficiary) the letter referred to in Annex B, which the Beneficiaries must send to the Company as acceptance of the Options granted to them.

2.12	“Subsequent Grant Notice” means the notice referred to in Annex C, which is sent by the Company to the Beneficiaries already participating in the Plan and through which further Options will be granted to such Beneficiaries.

2.13	“Option Notice” means the notice that each Beneficiary must send to the Company, using the form in Annex D, in order to exercise the Options granted to them.

2.14	“Board of Directors” means the pro tempore board of directors of the Company, possibly also through one or more of its members specifically delegated for this purpose.

2.15	“Professional Advisors” has the meaning set forth in paragraph 12.2.

2.16	“Base Compensation” means the base consideration due by the Company to the Beneficiary under the respective Relationship.

2.17	“Grant Date” means, for each grant of Options to each Beneficiary, the date from which the Vesting Period starts, as determined by the resolution with which the Board of Directors proceeds to identify that specific Beneficiary, determining the number of Options to be granted to that Beneficiary.

2.18	“Bad Leaver Event” means the event of termination of the relationship with a Beneficiary due to any one or more of the following:

a)	revocation of directorship, or failure to renew the directorship, in both cases due to the recourse of a just cause (meaning, by way of example and not exhaustive, (a) the violation of the duties referred to in art . 2392 of the Italian Civil Code, provided that this violation does not derive from conduct carried out in execution and in compliance with a collective decision of the Board of Directors, (b) the final sentence of the Beneficiary by the Italian or foreign judicial authority for crimes connected with the exercise of business management activities, including in any case the offenses provided for by Legislative Decree 8.6.2001, n.231, as well as the final sentence by the Beneficiary for willful crimes, that exceed the powers granted to him as a result of his appointment, that cause prejudice to the Company itself or its Affiliates or that violate provisions of law or the articles of association of the Company or its Affiliates;

b)	termination of the Relationship with a Beneficiary by the Company for:

(i)	serious (or slight, if not remedied promptly and/or repeated) non-fulfillment by the Beneficiary of the obligations established by the relative contract, or by regulations, policies, procedures or provisions of the articles of association (where applicable) of the Company and/or the Affiliates or From law;

(ii)	performance of activities in competition with that carried out in favor of the Company and or the Affiliates or of cancellation/solicitation in violation of legal or contractual obligations;

(iii)	conducts of the Beneficiary or of its directors, employees and / or collaborators that constitute an expression of racial, ethnic, religious, gender, age, sexual orientation or related to physical or mental disabilities of the person, to the detriment of employees or collaborators of the Company and / or Affiliates;

(iv)	conducts of the Beneficiary or of its directors, employees and / or collaborators capable of damaging, even indirectly, the assets or image of the Company and / or the Affiliates or of the directors, employees and / or collaborators of the latter, regardless of whether such conducts are carried out during the execution of the activities referred to in the Report or not;

(v)	any use or disclosure of know-how, inventions, software, IP, IT, documentation and/or business information of the Company or its Affiliates in violation of company policies or the obligations contractually assumed by the Beneficiary.

c)	termination of the Relationship with the Company by the Beneficiary

(i)	however connected or subsequent to the dispute by the Company and/or the Affiliates of a serious (or slight, if not promptly remedied and/or repeated) failure by the Beneficiary to fulfill its obligations under the relevant contract, or by regulations, policies, procedures or provisions of the Articles of Association (where applicable) of the Company and/or the Affiliates;

(ii)	for withdrawal (where contractually provided) without notice;

(iii)	not resulting from serious breaches by the Company or Affiliates of legal or contractual obligations; or in the absence of legal provisions, express termination clauses or other contractual provisions;

d)	replacement, in the execution of the activities referred to in the Report, of key personnel of the Beneficiary with subjects deemed unsuitable or in any case, at the sole discretion of the Company and / or the Affiliates, unwelcome.

For the purposes of these Regulations and the Plan, a Bad Leaver Event will in any case be considered to have occurred (with consequent applicability of the provisions of these Regulations in relation to the hypothesis of a Bad Leaver Event) when the Company becomes aware of the occurrence. , even after the termination of the Relationship, of an event in the preceding points.

2.19	“Good Leaver Event” means all events of termination of the relationship with a Beneficiary other than a Bad Leaver Event (including the death of the Beneficiary).

2.20	“Extra Pay” means any bonus, award, and/or monetary remuneration in addition to the Base Compensation granted or payable to each Beneficiary under the respective Relationship.

2.21	“Exercise Windows” means:

(i)	If a Change of Control occurs, the date on which such Change of Control occurs or such other date or range of dates as may be notified by the Board of Directors for that purpose;

(ii)	If Listing occurs, the date on which such Listing occurs or such other date or range of dates as may be notified by the Board of Directors for that purpose;

2.22	“Confidential Information” has the meaning set forth in paragraph 12.1.

2.23	“Options” means the rights that are the subject of the Plan, non-transferable by deed between living persons, each of which entitles the Beneficiaries to receive No. 1 Share under the terms and conditions set forth in these Regulations.

2.24	“Vested Options” means the Options that each Beneficiary shall be effectively entitled to exercise in the Exercise Windows, since the relevant Maturity Period has already expired, in order to receive the Shares under the terms and conditions set forth in these Rules.

2.25	“Non-Vested Options” means Options other than Vested Options.

2.26	Vesting Period” means the period, as determined by the Board of Directors or the relevant bodies for each Option, that must elapse before the Option may be lawfully exercised under this Plan as a Vested Option.

2.27	“Plan” means the incentive plan governed by these Regulations.

2.28	“Purchase Price” has the meaning set forth in paragraph 8.2 (b).

2.29	“Option Price” means the valuation of an Option, as determined by the board of directors of Bending Spoons in relation to each Grant Date, based on the Market Value of a Share and with the application of any discount coefficients, taking into consideration the incentive value of the Plan and any other parameters and factors assessed by the board of directors of Bending Spoons from time to time.

2.30	“Listing” means the listing on any Italian or foreign market (whether regulated or not) of shares of Bending Spoons.

2.31	“Relationship” means, with respect to each Beneficiary, the existing director, consultant, collaborator or vendor relationship or performance of intellectual or engineering work, or other relationship having similar content, with the Company by virtue of which such Beneficiary was allowed to subscribe to the Plan.

2.32	“Regulations” means these regulations.

2.33	“Purpose” has the meaning set forth in paragraph 12.2.

2.34	“Company” has the meaning set out above.

2.35	“Strike Price” means the amount predetermined by the Board of Directors that the Beneficiary must pay to the Company or Bending Spoons to exercise each of their Options.

2.36	“Final Grant Date” means December 31, 2030.

2.37	“Market Value” means the value of shares, options, or financial instruments calculated based on the most recent of the following: (i) the most recent valuation of Bending Spoons made by its board of directors in the last 18 months and used in relation to the management and/or implementation of its incentive plans, and (ii) the most recent valuation of Bending Spoons resulting from a transaction involving its share capital with third-party investors in the last 18 months. If no valuation of Bending Spoons has been made by its board of directors in relation to the management and/or implementation of its incentive plans in the last 18 months, and no transaction involving the share capital of Bending Spoons with third-party investors has occurred in the last 18 months, the market value will be determined by an expert or a leading investment bank.

3.	MANAGEMENT OF THE PLAN AND SUBSCRIPTION TO THE REGULATIONS

3.1	The Board of Directors is entrusted with all assessments relating to the Plan, with responsibility for the good administration of the Plan and with the widest possible powers to implement the Plan and, in particular, merely by way of example (i) to define the Vesting Period for each Option granted; (ii) to identify the Beneficiaries by the Final Grant Date and to define the number of Options to be granted to each of them, coordinating with the Board of Directors of Bending Spoons, in compliance with the maximum number of Shares covered by the Capital Increases or with the number of shares of Bending Spoons held by Bending Spoons itself; (iii) to carry out any fulfillment, formality, or communication that is necessary or appropriate for the purposes of managing and/or implementing the Plan, in compliance with the terms and conditions described in the Regulations.

3.2	In identifying the Beneficiaries, as well as the number of Options granted to each of them and the corresponding Vesting Period, the Board of Directors and/or the Shareholders’ Meeting, depending on the cases, shall act with absolute discretion, having regard exclusively to the pursuit of the interests of the Company and its group. The Board of Directors shall take into account, among other things, the importance of the directors, consultants, collaborators and vendors for the results of the Company and of the group, the strategic importance of the position, the potential of the directors, consultants, collaborators and vendors, and any other useful elements.

3.3	Once the Beneficiaries have been identified, the Board of Directors shall notify each of them of the existence of the Plan by sharing a copy of these Regulations (the “Plan Notice”). It is understood that the Board of Directors or the Shareholders’ Meeting, depending on the cases, may identify the Beneficiaries at any time within the Final Grant Date and shall be free to grant, from time to time, Options to the Beneficiaries who have been identified, informing the relevant Beneficiary of the grant by sending a specific notice (the “Subsequent Grant Notice”).

4.	HOW OPTIONS ARE GRANTED

4.1	The Board of Directors is responsible for deciding on the granting of Options to the Beneficiaries—possibly also as an alternative method of payment of Extra Pay or of the Base Compensation.

4.2	If the Company intends to offer the Options as an alternative method of payment of Extra Pay,

4.2.1	the Company shall previously coordinate with Bending Spoons to determine the Option Price and the Strike Price;

4.2.2	the Company may offer to each Beneficiary, as an alternative to the payment of the Extra Pay, a certain number of Options determined on the basis of the ratio between the portion of the Extra Pay waived and the Option Price.

4.3	If the Company intends to offer the Options as an alternative method of payment of the Base Compensation,

4.3.1	the Company shall previously coordinate with Bending Spoons to determine the Option Price and the Strike Price;

4.3.2	the Company may offer to each Beneficiary, as an alternative to the payment of the Base Compensation, a certain number of Options determined on the basis of the ratio between the portion of the Extra Pay waived and the Option Price.

5.	ACCEPTANCE OF THE PLAN AND/OR OPTIONS

5.1	In order to participate in the Plan, each identified Beneficiary shall send the Company a Subscription Notice, within the deadline indicated in the Plan Notice, which may not exceed 45 days from the date on which the Plan Notice is sent.

5.2	Upon receipt of the Subscription Notice by the Company, the relevant Beneficiary shall be deemed to have expressly and unconditionally subscribed to the Plan, thus becoming to all intents and purposes a “Beneficiary” under the Plan and, as such, the holder of the rights and obligations of the Beneficiaries as provided for in the Regulations.

5.3	For any further grant of Options to a Beneficiary by the Company by means of a Subsequent Grant Notice, that Beneficiary must send the Company an Acceptance of Options Notice by the deadline indicated in the Subsequent Grant Notice, which may not exceed 45 days from the date on which the Subsequent Grant Notice is sent.

5.4	It is understood that Options for which the Subscription Notice or the Acceptance of Options Notice is not received by the aforementioned deadline (depending on the case) shall be deemed to be revoked and no longer granted to the Beneficiary (who shall immediately lose any right or claim in this respect), and these Options shall be available for future grant by the Company. Options that, on the other hand, have not been granted after the expiry of the Final Grant Date shall be considered definitively and unconditionally ineffective and therefore untransferable and non-exercisable.

6.	NATURE AND FEATURES OF THE OPTIONS

6.1	The Options and all the rights incorporated therein are strictly personal, nominative, and non-transferable by deed between living persons. Furthermore, they cannot be negotiated or disposed of in any way (therefore they cannot be used to cover debts or contracts undertaken by the Beneficiaries towards the Company, its Affiliates, or third parties), and cannot be pledged, nor can they be subject to enforcement or precautionary measures by third parties, under penalty of forfeiture of all rights relating to the Options.

6.2	Subject to the terms and conditions set out in this Plan, each Option entitles the Beneficiary to receive one Share upon payment of the Strike Price and of any amounts potentially owed by the Company or its Affiliates as withholding agents. Due to the Company’s membership in the group and the indirect control relationship between Bending Spoons and the Company, the Company will be allowed to grant Options based on Capital Increases or shares of Bending Spoons held by Bending Spoons itself. Bending Spoons and the Company will regulate the economic relations arising between them as a result of these Option grants through separate agreements, which will provide for the purchase by the Company of shares of Bending Spoons held by it or the payment by the Company to Bending Spoons of the value of the Shares assigned under the Plan, net of the Strike Price.

6.3	The exercise of an Option pursuant to the following article 7 entails the right for the Beneficiary to be granted a Share in the manner provided for in these Regulations. Following such exercise, the (Vested or Non-Vested) Option will automatically expire.

7.	EXERCISE OF OPTIONS

7.1	Each Beneficiary shall be entitled to exercise the rights under the Vested Options (and under the Non-Vested Options, in the cases identified pursuant to paragraph 7.2 below) up to the day before the closing of the Exercise Window by sending an Option Notice to the Company.

7.2	Upon the opening of the Exercise Windows, the Board of Directors shall inform all Beneficiaries of the possibility of exercising, in addition to the Vested Options, a certain maximum number of Non-Vested Options. Unless waived by the Board of Directors pursuant to paragraph 8.3, the maximum number of Non-Vested Options that may be exercised in a given Exercise Window shall be determined by applying the following formula:

Sum of OE (n)

“FdE” means the specific Exercise Window for which the number of Non-Vested Options exercisable by the Beneficiary shall be determined.

“(n)” is an index identifying the different Grant Dates on which the Non-Vested Options held by the Beneficiary on the date of opening the FdE were granted.

“OE” means the number of Non-Vested Options granted on a specific Grant Date (n) which, if decided by the Board of Directors, could be exercisable in the FdE. OE is the result of the following formula:

OE = ONM(n) * R(n) – OA(n)

“ONM(n)” means the number of Options granted on the Grant Date (n), also taking into account any Options already exercised in previous Exercise Windows as if they had not been exercised, for which the Vesting Period has not ended, or would not yet have ended by the FdE’s opening date.

“R(n)” means the result of the ratio between (i) the number of months elapsed from the Grant Date (n) to the date of opening of the Exercise Window (a month being deemed to have elapsed as of the first calendar day of the said month) and (ii) the number of months between the Grant Date (n) and the end of the Vesting Period of the Options granted on the Grant Date (n) (a month being deemed to have elapsed as of the first calendar day of said month).

“OA(n)” means the number of Options granted on the Grant Date (n) that have already been exercised as Non-Vested Options in previous Exercise Windows and for which, if they had not already been exercised, the Vesting Period would not yet have ended by the Exercise Window’s opening date.

Annex 7.2 shows an example of the application of the criterion for calculating the maximum number of Non-Vested Options that can be exercised in a given Exercise Window.

7.3	Exercise of the rights attached to Vested Options (and Non-Vested Options, in the cases identified pursuant to paragraph 7.2 above) is resolutely conditioned to (i) the failure to pay to the Company or Bending Spoons, before or at the same time as the Notice of Exercise of the Options (or on the date of the Change of Control or Listing), the Strike Price for all the Options exercised; (ii) the failure to pay to the Company or other Affiliate, before or on the date of the Option Notice (or on the date of the Change of Control or Listing), a sum equal to the estimated amount that the Company or its Affiliates shall eventually have to pay to the Inland Revenue as withholding agent of the Beneficiary in relation to the Options exercised and which shall be communicated in advance to the Beneficiary (it being understood that any adjustments relating to differences between the estimated taxes due to the Inland Revenue and the taxes actually paid shall be settled between the parties within 365 days of the payment of the taxes actually due); (iii) the failure of each Beneficiary to cooperate with the Company, its Affiliates, and/or the consultants engaged by them in order to allow for an accurate calculation of the amount of taxes to be paid by the Company or its Affiliates as withholding agent in connection with the Exercise of Options by such Beneficiary.

7.4	Each Beneficiary may exercise some or all of the Vested Options during the Exercise Windows (in addition to some or all of the Non-Vested Options, up to the ceiling and in the cases provided for under paragraph 7.2 above). In the case of an Exercise Window opened before the first anniversary of the establishment of the Relationship with the Beneficiary, it is provided that (i) the Options referred to in paragraph 8.1.1. will not be exercisable, and (ii) limited to the case of a Change of Control, the Company and each of its Affiliates will have the right to redeem the Options granted based on the waiver of all or part of the Base Consideration, for which an Option Notice has been received, by notifying the Beneficiary within 30 days of receiving the aforementioned Option Notice, with the redemption price being determined as the greater of the Market Value of the Options being redeemed and the amount of the Base Consideration that the Beneficiary has waived in relation to those Options. The Option Notice which each Beneficiary sends to the Company shall constitute irrevocable acceptance to be granted all and not less than all of the Shares covered by the Options indicated in the Option Notice and a commitment to pay the Strike Price and the sum equal to the amount which the Company or its Affiliates must potentially pay to the tax authorities as withholding agent of the Beneficiary in relation to the Options exercised.

7.5	After the expiration of the term referred to in paragraph 7.1 above, Bending Spoons and the Company shall be entitled, but not obliged, to redeem all Vested Options that have not been exercised at that date, and/or the Non-Vested Options of the Beneficiary, at a value for each Option equal to the price per Share of Bending Spoons (as determined in the context of the Change of Control or Listing), less the relevant Strike Price. It is understood that, with regard to the Options granted based on the waiver of all or part of the Base Consideration, the redemption price shall not be less than the amount of the Base Consideration that the Beneficiary has waived in relation to such Options.

8.	RELATIONSHIP

8.1	The commitments made by the Company under these Regulations originate from and are conditional on the continuation of the Relationship between each Beneficiary and the Company or an Affiliate. Accordingly, the provisions of this Article shall apply as follows:

8.1.1	With exclusive reference to: (i) the Options granted by the Company as an alternative to the payment of Extra Pay, with Grant Date prior to January 2, 2024 and (ii) the Options granted by the Company as an alternative to the payment of Extra Pay qualifying as a “sign-on bonus”, meaning a bonus granted to the Beneficiary upon establishment of the Relationship with the Company, with Grant Date subsequent to January 2, 2024 (therefore with the express exclusion in cases (i) and (ii) of the Options granted as an alternative to the payment of the Base Compensation by the Company)—in the event of termination of the Relationship with a Beneficiary for any reason whatsoever, before the first anniversary of the date of employment, that Beneficiary shall immediately, irrevocably, and definitively forfeit all rights arising from the Plan itself and/or these Regulations, with the termination, on that date, of all his/her rights, claims, demands, and/or actions connected with the Options granted to him/her (whether Vested or not). Consequently, the Company, its Affiliates, and their shareholders shall be free from any obligation, commitment, and/or liability towards such Beneficiary that may originate from, be based on, or even merely result in connection with and/or occasioned (even indirectly) by the Regulations and/or the Plan, without this giving rise to any right, claim, or even expectation on the part of such Beneficiary to receive any indemnity, emolument, compensation, and/or indemnity of any kind or nature whatsoever.

8.1.2	In the event of termination of the Relationship with a Beneficiary due to a Bad Leaver Event, such Beneficiary shall immediately, irrevocably, and definitively forfeit all rights, claims, demands, and/or actions arising from the Plan itself and/or these Regulations in respect of all Non-Vested Options and all Vested Options (which shall automatically lapse), without this giving rise to any right, claim, or even expectation on the part of the Beneficiary to receive any indemnity, emolument, compensation, and/or indemnification of any kind or nature whatsoever.

8.1.3	Without prejudice to the provisions of paragraph 8.1.1 (which shall prevail over this paragraph), in the event of termination of the relationship with a Beneficiary as a result of a Good Leaver Event, such Beneficiary shall retain the rights arising under the Plan and/or these Regulations in relation to all Vested Options and on a number of Non-Vested Options corresponding to the number of Non-Vested Options that the Beneficiary could have exercised under the terms of paragraph 7.2 if an Exercise Window had opened at the same time as the date of termination of the relationship due to a Good Leaver Event. In this respect, the Company shall carry out the above calculation for each grant of Options which is the subject of a Plan Notice or a Grant Notice. Non-Vested Options on which rights are retained shall automatically convert to Vested Options. All other Non-Vested Options shall lapse.

8.1.4	With exclusive reference to the Options granted by the Company based on the waiver of all or part of the Base Consideration, in the event that a Good Leaver Event occurs before the first anniversary of the establishment of the Relationship with the Beneficiary, the Company and each of its Affiliate companies will have the right to redeem, by notifying the Beneficiary within 30 days of the occurrence of the Good Leaver Event, all or part of the unexercised Options in relation to which the Beneficiary has retained the rights, for a consideration determined as the greater of the Market Value of the Options being redeemed or the amount of the Base Consideration that the Beneficiary has waived in relation to those Options.

8.1.5	If the Good Leaver Event is triggered by the death of the Beneficiary, pursuant to the articles of association of Bending Spoons, Bending Spoons (subject to compliance with the limits set forth in Article 2357 of the Italian Civil Code), and subordinately, the other shareholders identified by the articles of association of Bending Spoons, shall have the right to redeem, pursuant to and in accordance with Article 2437-sexies of the Italian Civil Code, all or part of the Options that have fallen into succession for a consideration equal to their Market Value.

8.2	In any event, it is understood that for the purposes of these Regulations – unless otherwise resolved by the Board of Directors of the Company – the Relationship shall be deemed terminated upon receipt of the withdrawal notice, regardless of the existence of notice obligations and therefore the actual termination of the Relationship. Moreover, a Relationship with the Company shall not be deemed to be terminated (and therefore no Good Leaver Event shall occur with respect to the relevant Beneficiary) if: (i) the Relationship is simply transferred—by operation of law or with the consent of the Beneficiary—for any reason whatsoever (including assignment, extraordinary transactions, or transfer of the contract) from the Company to an Affiliate, and then from such Affiliate to the Company or to another Affiliate or (ii) at the same time or within 30 days following the termination of the Relationship, the Beneficiary establishes a new employment or service or consulting relationship with the Company or an Affiliate.

8.3	In the event of termination of the Relationship with a Beneficiary due to a Bad Leaver Event, the Company and Bending Spoons shall be entitled to repurchase from such Beneficiary—who shall be required to sell—all Shares held by such Beneficiary and obtained in the execution of the Plan (the “Sale Shares”), in accordance with the following provisions:

(a)	The right to purchase may be exercised by the Company or Bending Spoons by written notice sent to the relevant Beneficiary within 30 days of the occurrence of a Bad Leaver Event.

(b)	The purchase price of the Sale Shares shall be equal to their Market Value, reduced by 70% (the “Purchase Price”); it is understood that the Purchase Price is to be considered fair and adequate with respect to the consequences resulting from the possible occurrence of a Bad Leaver Event and, therefore, shall not be subject to any objection or dispute by the relevant Beneficiary, also pursuant to Article 1384 of the Italian Civil Code.

(c)	The sale and purchase of the Sale Shares and the simultaneous payment of the Purchase Price shall take place, in the manner provided for by law and without any conventional representations and warranties, on the day indicated by the Company or Bending Spoons, which shall fall no later than 45 days after the notice referred to in letter a) of this section (8.2).

8.4	The Board of Directors has the right, at its discretion, to make exceptions to the above with reference to one or more of the Beneficiaries, for example by allowing the preservation (in whole or in part) of the rights deriving from the Plan even if they should cease to exist, and in particular, the preservation (in part or in full) of the Vested and Non-Vested Options, or the release (in part or in full) of Shares even if the relevant conditions are not met.

8.5	In the event that a Beneficiary is on a situation of “leave of absence” from work, the vesting of the granted Options will be suspended during the leave period.

9.	BENEFICIARIES’ RIGHTS

9.1	Any right and/or expectation deriving from the Plan or from the Options is strictly personal, nominative, and non-transferable by deed between living persons, and may not be disposed of in any way whatsoever, nor may it be pledged, or be the subject of enforcement or precautionary measures by third parties—otherwise any right deriving from these Regulations shall be forfeited. For the purposes of this article, the term “disposition” of a right and/or expectation arising from the Plan or the Options shall also be deemed, with reference to legal entity Beneficiaries, unless derogation by the Board of Directors, the liquidation, dissolution, bankruptcy, or admission to any kind of insolvency procedure (including non-liquidation procedures) of such Beneficiary, or the execution by such Beneficiary of extraordinary transactions on its own capital resulting in the entry of one or more new shareholders, or the exit of one or more shareholders, mergers, splits, transformations, contributions of business or business units, or in any case the execution of operations causing a change in the subject holding (also jointly with other subjects) the majority of voting rights exercisable in the shareholders’ meeting of the Beneficiary. Any breach of the foregoing by the Beneficiary shall automatically terminate all effectiveness of the Options granted to the Beneficiary.

9.2	The Options only entitle the Beneficiaries to the release of the Shares, in accordance with the conditions set out in these Regulations. In the event of an increase in the share capital of Bending Spoons, no right to subscribe for new Shares shall accrue to the Beneficiaries by virtue of the Options received under this Plan.

9.3	If any transactions on the share capital of Bending Spoons or other transactions of an extraordinary nature are carried out that are likely to have a significant effect on the terms and conditions of this Plan, the Board of Directors may make such amendments and additions to these Regulations as it deems necessary or appropriate, and/or implement other remedies to keep the essential contents and purposes of the Plan intact as far as possible. Such adjustments shall be determined in such a way that the value of the economic interests, as presently provided for in these Regulations, is not altered by such transactions.

10.	NOTICES

10.1	All notices addressed to the Company with reference to these Regulations must be sent by email to bspoperations@legalmail.it, or to another address indicated by the Company in the future.

10.2	All communications addressed to Bending Spoons with reference to these Regulations must be sent by email to the bendingspoons@legalmail.it, or to another address indicated by Bending Spoons in the future.

10.3	In the event of subscription to these Regulations, in accordance with Article 5 above, the subscribing party shall communicate to the Company its contact details for notifications as per this Article 10.

10.4	Notices shall be deemed validly given on the date of their receipt by the addressee.

11.	TAX TREATMENT

11.1	The income deriving from the grant of the Options and the release of the relevant Shares is included in the taxable income of the Beneficiaries on the date of exercise of the Options and payment of the Strike Price and shall be subject to taxation on the basis of the Beneficiary’s applicable tax regime.

11.2	As a result of the provisions of paragraphs 6.2, 7.3 and 7.4 above, by subscribing to these Regulations, the Beneficiary undertakes to pay the Company or its Affiliates the funds required to meet the applicable withholding taxes and to cooperate with the Company by collecting and providing the latter with any documentation required or in any case requested for this purpose—it being understood that, as provided for in paragraphs 6.2, 7.3 and 7.4 above, the exercise of the Options and the release of the relative Shares in the execution of the Plan shall depend on the payment of the aforementioned funds.

12.	CONFIDENTIALITY

12.1	The Beneficiary acknowledges that the existence and contents of the Regulations and the Plan that are the subject thereof, as well as any information concerning the Company, Bending Spoons and the companies of its group, received or otherwise acquired by the Beneficiary for the purposes of the Regulations or the Plan or in the context of the ownership of Options and/or shares and/or other equity instruments in Bending Spoons or in a company of its group, are confidential. Specifically, all information relating to the Company, Bending Spoons and the companies of its group, whether oral or written (in whatever the form or storage medium), and regardless as to whether such information is specifically identified as “confidential”, that is transmitted or otherwise made accessible to the Beneficiary prior to, in the context of, or after entering into these Regulations, is confidential information, including, but not limited to, information relating to product developments, budgets, financial reports and analyses, the valuation of Bending Spoons or any companies of its group, business plans and strategies, sales data and projections, or any other matters relating to the business, business plans, offices, assets, suppliers, customers, employees, contractors, directors and/or investors of Bending Spoons or any companies of its group (“Confidential Information”), and excluding information that: (i) is already publicly known or generally available to the public at the time it is shared with the Beneficiary by Bending Spoons or any companies of its group, or becomes publicly known or generally available to the public as a result of such sharing without breach of any obligation of confidentiality under this Article 12 (Confidentiality); (ii) was already in the lawful possession of, or known to, Beneficiary, without breach of any obligation of confidentiality, prior to its sharing with the Beneficiary by Bending Spoons or any companies of its group; (iii) was lawfully transmitted to the Beneficiary by a third party not subject to a duty of confidentiality; or (iv) was independently developed by the Beneficiary without use of Confidential Information or other information of a confidential nature in the context of any other relationship of the Beneficiary to the Company.

12.2	From the time that the Confidential Information is transmitted or otherwise made accessible to the Beneficiary and until such time as it becomes public knowledge for reasons other than the Beneficiary’s breach of its confidentiality obligations under this Article 12 (Confidentiality), the Beneficiary shall keep the Confidential Information confidential, using at least the same degree of care and diligence as the Beneficiary employs with respect to its own Confidential Information and taking all appropriate measures for this purpose, and, without the prior written consent of Bending Spoons, shall not use it for any purpose other than the exercise of its rights and compliance with its obligations under the Regulations and the Plan, and the performance of activities related to the ownership of Options and/or shares and/or other equity instruments of the Company, Bending Spoons and/or any companies of its group (the “Purpose”), and shall not reveal it or make it available to any third party in any way. The Beneficiary may disclose the Confidential Information only to those of its professional advisors who (i) reasonably need to know such information for the purposes of their advisory in connection with the Purpose, (ii) are aware of the confidential nature of the Confidential Information and know the obligations set forth in this Article 12 (Confidentiality); and (iii) are subject to terms at least as restrictive as those set forth in this Article 12 (Confidentiality) (“Professional Advisors”). The Beneficiary shall be responsible for any breach of the confidentiality obligations set forth in this Article 12 (Confidentiality) by any of its Professional Advisors to whom Confidential Information has been disclosed. In the event that Beneficiary is requested or required to disclose Confidential Information by law or regulations or pursuant to any requirement or order of a competent judicial, state, banking or tax authority, the Beneficiary shall immediately notify Bending Spoons in writing of such request or order so that Bending Spoons may promptly take action to object to such order and/or request an appropriate protective measure, and shall obtain the prior consent of Bending Spoons, to the extent permitted by applicable law, regulations or order, with respect to the manner and content of any disclosure of Confidential Information. Pending or in the absence of obtaining an appropriate protective measure by Bending Spoons, the Beneficiary may disclose only that portion of the Confidential Information which, in its reasonable opinion, expressed after having obtained specific legal advice, it is legally compelled to disclose, and in such event it shall immediately take all necessary or even appropriate actions to protect such Confidential Information and ensure, including by coordinating with Bending Spoons, that the disclosed Confidential Information is treated with the highest degree of confidentiality by the receiving third party.

12.3	Notwithstanding the foregoing, it is hereby clarified that all documents and other media containing or depicting the Confidential Information, as well as any copies thereof, together with any related analyses or other documents prepared by the Beneficiary, or its Professional Advisors, containing or otherwise reflecting the Confidential Information, are and shall remain the sole property of Bending Spoons and in the event of the Beneficiary’s termination of any relationship with the Company, Bending Spoons or any companies of its group pursuant to these Regulations, or, if later, the termination of their shareholding in the Company, Bending Spoons or any companies of its group, upon written request of Bending Spoons shall be returned to it or destroyed within 15 days of such written request. The Beneficiary is hereby expressly authorized to retain any records as required by law or regulation.

12.4	The Beneficiary acknowledges that, as the case may be, the Company, Bending Spoons or any companies in its group could suffer immediate and irreparable harm if the Beneficiary and/or its Professional Advisors breach any of the obligations under this Article 12 (Confidentiality). In the event of a breach of one or more of these obligations by the Beneficiary or any of the Professional Advisors to whom Confidential Information has been disclosed, Bending Spoons will be entitled to bring any action and to enforce any remedy available at law for its protection, including compensation of damages. The Beneficiary shall immediately notify Bending Spoons in writing upon discovery of any unauthorized disclosure or use of Confidential Information, as well as any other breach of this Article 12 (Confidentiality), as well as cooperate with Bending Spoons to help recover or otherwise regain possession of such Confidential Information and prevent its further unauthorized use and/or disclosure.

13.	MISCELLANEOUS

13.1	The participation of the Beneficiaries in the Plan covered by these Regulations does not constitute or give rise to any right, expectation, or claim of any kind (even future claims) in relation to or in connection with their Relationship. This Relationship shall continue to be governed by the laws and contracts in force.

13.2	Nothing herein shall be deemed to confer on the Beneficiaries any covenant of stability with respect to their respective Relationships or to limit, reduce, or impair in any way the rights and/or powers of the Company and its Affiliates with respect to such Relationships.

13.3	Any rights, expectations, and/or benefits granted to Beneficiaries under the Plan

13.3.1	may not constitute a prerequisite for the granting of similar or further benefits—under the Plan or otherwise determined;

13.3.2	shall not entitle the Beneficiaries, upon expiry of the Plan, to participate in any further incentive schemes (howsoever structured) or to receive other forms of substitute and/or supplementary remuneration whatsoever.

13.4	Should one or more of the provisions under these Regulations be declared null or void, the Parties shall endeavor to resolve any possible conflict that may arise between them by negotiating in good faith new provisions to replace those that are null, void, or otherwise invalid, without affecting or limiting the validity of these Regulations.

14.	APPLICABLE LAW

14.1	These Regulations and also, accordingly, all rights relating to the Shares and/or the Plan are governed by and shall be construed in accordance with Italian law.

15.	DISPUTES

15.1	Any dispute between the Parties arising out of or occasioned by the Regulations, including those relating to their validity, interpretation, execution, and termination, shall be settled by arbitration in accordance with the Rules of the Milan Chamber of Arbitration, which the Parties declare to know and accept in full. The Court of Arbitration shall consist of a sole arbitrator, appointed in accordance with said Rules, irrespective of the number of parties, and shall give a verdict according to law. The arbitration shall be ritual and shall take place in Milan.

15.2	This arbitration clause shall remain effective upon termination of these Regulations for any reason whatsoever.

15.3	This arbitration clause shall not apply to any dispute that, under law, may not be settled through arbitration, in which case the Court of Milan shall have exclusive jurisdiction.

16.	CHANGES TO THE REGULATION

16.1	The Beneficiaries acknowledge in favor of the Board of Directors the right to unilaterally make amendments and/or additions to these Regulations – and therefore without the prior consent of the Beneficiaries – which it deems necessary and/or appropriate in the corporate interest of the Company, as identified by the Board of Directors, including for the purpose of: (i) aligning, or otherwise making consistent, the provisions of this Regulation with those contained in the articles of association of the Company and/or Bending Spoons, as in force from time to time; or (ii) making the provisions of this Regulation consistent with the administrative systems adopted by the Company for the management of the Relationships and/or with the contractual standards adopted by the Company to regulate the Relationships; or (iii) better protecting the Confidential Information and the business of the Company and its Affiliates, provided that each of these amendments and/or additions do not significantly and negatively alter the economic and patrimonial profiles of the Plan, and provided that such modifications and/or additions do not affect the rights already legitimately acquired by the Beneficiaries under the Plan. Without prejudice to the foregoing, the modifications and/or additions unilaterally made by the Company to: the definitions of "Shares", "Beneficiaries", "Change of Control", "Exercise Windows" and "Final Exercise Date" as set forth in Article 2 (Definitions), Article 3 (Plan Management and Acceptance of the Regulation), Article 5 (Acceptance of the Plan and/or Options), Article 8 (Relationship), Article 10 (Communications), Article 12 (Confidentiality), and the appendices to this Regulation, are considered valid and legitimate from now on.

Annex A of the Regulations

Subscription Notice

To

Bending Spoons Operations S.p.A.

[Place, date]

Re: Subscription Notice

Dear Directors,

The undersigned [Beneficiary]

Preliminary statements

a)	On [-], the undersigned was informed of the existence of a Plan concerning the possible grant of Options to its directors, consultants, collaborators and vendors.

b)	Capitalized terms in this notice shall have the same meaning as given to them in the regulations of the Plan approved by the Board of Directors on [-] and attached to the relevant minutes (the “Regulations”)

c)	The undersigned has an interest in subscribing to the Plan contained in the Regulations

I hereby make the following commitments and statements:

1.	The undersigned hereby declares:

a)	to have examined and fully understood the Regulations, and to fully and unconditionally accept the terms and conditions set out therein;

b)	to expressly and unconditionally subscribe to the Plan, thus becoming to all intents and purposes the holder of the rights and obligations provided for in favor of the Beneficiaries by the Regulations;

2.	Pursuant to paragraph 10.3 of the Regulations, the following address is indicated for communications in favor of the undersigned Beneficiary: [-]

Yours faithfully,

[Beneficiary]

The undersigned also declares that they have read, understood, and expressly accept the provisions set out in paragraphs 7.4 and 8.1.4 of the Regulations, as outlined below, and specifically the redemption right of the Company and each of its Affiliates as provided therein:

“7.4 Each Beneficiary may exercise some or all of the Vested Options during the Exercise Windows (in addition to some or all of the Non-Vested Options, up to the ceiling and in the cases provided for under paragraph 7.2 above). In the case of an Exercise Window opened before the first anniversary of the establishment of the Relationship with the Beneficiary, it is provided that (i) the Options referred to in paragraph 8.1.1. will not be exercisable, and (ii) limited to the case of a Change of Control, the Company and each of its Affiliates will have the right to redeem the Options granted based on the waiver of all or part of the Base Consideration, for which an Option Notice has been received, by notifying the Beneficiary within 30 days of receiving the aforementioned Option Notice, with the redemption price being determined as the greater of the Market Value of the Options being redeemed and the amount of the Base Consideration that the Beneficiary has waived in relation to those Options. The Option Notice which each Beneficiary sends to the Company shall constitute irrevocable acceptance to be granted all and not less than all of the Shares covered by the Options indicated in the Option Notice and a commitment to pay the Strike Price and the sum equal to the amount which the Company or its Affiliates must potentially pay to the tax authorities as withholding agent of the Beneficiary in relation to the Options exercised.”

“8.1.4 With exclusive reference to the Options granted by the Company based on the waiver of all or part of the Base Consideration, in the event that a Good Leaver Event occurs before the first anniversary of the establishment of the Relationship with the Beneficiary, the Company and each of its Affiliate companies will have the right to redeem, by notifying the Beneficiary within 30 days of the occurrence of the Good Leaver Event, all or part of the unexercised Options in relation to which the Beneficiary has retained the rights, for a consideration determined as the greater of the Market Value of the Options being redeemed or the amount of the Base Consideration that the Beneficiary has waived in relation to those Options.”

[Beneficiary]

Annex B of the Regulations

Acceptance of Options Notice

To

Bending Spoons Operations S.p.A.

[Place, date]

Re: Acceptance of Options Notice

Dear Directors,

The undersigned [Beneficiary]

Preliminary statements

a)	On [-], the undersigned subscribed to the Plan for the grant of Options to directors, consultants, collaborators and vendors by sending the Subscription Notice

b)	On [-], the undersigned was informed of a new grant in his/her favor, by the Board of Directors, of No. [-] Options with a Vesting Period of [-] months and Strike Price per Option equal to Euro [-]

c)	Capitalized terms in this notice shall have the same meaning as given to them in the regulations of the Plan approved by the Board of Directors on [-] and attached to the relevant minutes (the “Regulations”)

I hereby make the following commitments and statements:

The undersigned Beneficiary hereby accepts No. [-] Options having a Vesting Period of [-] months and a Strike Price per Option equal to EUR [-], No. [-] Options having a Vesting Period of [-] months and a Strike Price per Option equal to EUR [-].

Yours faithfully,

[Beneficiary]

Annex C of the Regulations

Grant Notice

Dear

[Beneficiary]

[Place, date]

Re: Grant Notice

Dear Sir/Madam,

Preliminary statements

a)	You have previously subscribed to for the grant of Options to directors, consultants, collaborators and vendors by sending the Subscription Notice

b)	Capitalized terms in this notice shall have the same meaning as given to them in the regulations of the Plan approved by the Board of Directors on [-] and attached to the relevant minutes (the “Regulations”)

Now, therefore, the Parties agree as follows:

We hereby inform you that the Board of Directors has resolved to grant you No. [-] Options with a Vesting Period of [-] months and a Strike Price per Option of Euro [-].

If you wish to accept this grant, please reply by means of the Acceptance of Options Notice attached to the Regulations as Annex B.

Yours faithfully,

For Bending Spoons Operations S.p.A.

Annex D of the Regulations

Option Notice

To

Bending Spoons Operations S.p.A.

[Place, date]

Re: Option Notice

Dear Directors,

The undersigned [Beneficiary]

Preliminary statements

c)	The undersigned has previously subscribed to the Plan for the grant of Options to directors, consultants, collaborators and vendors, sending the Subscription Notice, and consented to the grant of No. [-] Options with a Vesting Period of [-] months and Strike Price per Option of EUR [-]

d)	[On [-], the undersigned was informed of a grant in his/her favor, by the Board of Directors, of No. [-] Options with a Vesting Period of [-] months and Strike Price per Option equal to Euro [-], accepted by the undersigned to the extent set out in the relevant Acceptance of Options Notice]

e)	Capitalized terms in this notice shall have the same meaning as given to them in the regulations of the Plan approved by the Board of Directors on [-] and attached to the relevant minutes (the “Regulations”)

I hereby make the following commitments and statements:

I, the undersigned, hereby declare that I am exercising No. [-] Options with a Vesting Period of [-] months and a Strike Price per Option of EUR [-], granted by the Board of Directors to the undersigned on [-], [and No. [-] Options with a Vesting Period of [-] months and a Strike Price per Option of EUR [-], granted by the Board of Directors to the undersigned on [-]].

Yours faithfully,

[Beneficiary]

Annex 7.2 of the Regulations

Example of calculation of the maximum number of Non-Vested Options held by a Beneficiary that can be exercised at a given Exercise Window pursuant to Article 7.2 of the Regulations

Assume, for example, that a Beneficiary is granted on a certain Grant Date (Z) 100 Options with a Vesting Period of 48 months. This is the first grant of Options made to this Beneficiary. After 24 months, in Z+24, a Change of Control occurs and the Beneficiary decides to take advantage of the Exercise Window to exercise the maximum possible number of Non-Vested Options granted on the aforementioned Grant Date (Z). Assuming that no events have occurred by that date that would have triggered the opening of previous Exercise Windows, the maximum number of Non-Vested Options exercisable by him/her in Z+24 shall be equal to:

ONM(Z) * R(Z) – OA(Z)

Where:

ONM(Z) = [100] (number of Options granted on the aforementioned Grant Date (Z) for which the Vesting Period has not yet ended at the opening of the Exercise Window (Z+24))

R(Z) = [24/48] (ratio between: (i) the number of months between the Grant Date (Z) and such Exercise Window (Z+24); and (ii) the Vesting Period in months of each Non-Vested Option granted on such Grant Date (Z))

OA(Z) = [0] (the Beneficiary, as aforesaid, has not exercised any Option granted on the Grant Date (Z)) namely 100 * 24/48 - 0 = 50.

Let us further assume that, after a further 12 months (Z+36), the Listing takes place and (assuming, for the purposes of this example, that the Regulations have remained unchanged), the Beneficiary decides to use the Exercise Window to exercise the maximum possible number of Unvested Options. The Beneficiary in question will have already exercised certain Non-Vested Options granted on the aforementioned Grant Date (Z), specifically, in the previous Exercise Window (as a result of the Change of Control), and therefore the maximum number of Non-Vested Options that can be exercised in Exercise Window Z+36 will be equal to:

ONM(Z) * R(Z) – OA(Z)

where:

ONM(Z) = [100] (number of Options granted on the aforementioned Grant Date (Z), also taking into account the Options already exercised, for which the Vesting Period has not (or would not have) ended at the opening of the Exercise Window (Z+36))

R(Z) = [36/48] (ratio between: (i) the number of months between the Grant Date (Z) and such Exercise Window (Z+36); and (ii) the Vesting Period in months of each Non-Vested Option granted on such Grant Date (Z))

ONM(Z) = [50] (the Beneficiary has already exercised 50 Options granted on the aforementioned Grant Date (Z) for which at the opening of the Exercise Window (Z+36) the Vesting Period would not yet have ended)

namely 100 * 36/48 - 50 = 25.

Let’s further assume that the same Beneficiary is granted, on another Grant Date Z+24, a further 48 Options with a Vesting Period of 48 months. As mentioned above, we know that the Listing took place in Z+36, thus opening the Z+36 Exercise Window. The Beneficiary may therefore exercise, in addition to the 25 Non-Matured Options granted on the Grant Date (Z), a certain number of Non-Vested Options granted on the Grant Date (Z+24) determined as follows:

ONM(Z+24) * R(Z+24) – OA (Z+24)

where:

ONM(Z) = [48] (number of Options granted on the aforementioned Grant Date (Z+24) for which the Vesting Period has not yet ended at the opening of the Exercise Window (Z+36))

R(Z+24) = [12/48] (ratio between: (i) the number of months between the Grant Date (Z+24) and such Exercise Window (Z+36); and (ii) the Vesting Period in months of each Non-Vested Option granted on such Grant Date (Z+24))

OA(Z+24) = [0] (the Beneficiary, as mentioned above, does not appear to have exercised any Options granted on the Grant Date (Z+24))

namely 48 * 12/48 - 0 = 12.

SHARE OPTION REGULATIONS

FOR BENDING SPOONS OPERATIONS S.p.A.’s

DIRECTORS, CONSULTANTS, COLLABORATORS AND VENDORS

Version December 20, 2024

ADDENDUM

FOR

U.S. BENEFICIARIES

Section 1. This Addendum (the “Addendum”) to the Bending Spoons Operations S.p.A.’s Share Option Regulations for Directors, Consultants, Collaborators and Vendors (the “Plan”) sets forth specific terms that apply to Options that may be issued to U.S. Beneficiaries under the Plan in order to address certain U.S. tax considerations for such Beneficiaries. Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan. In the event of any inconsistencies between the Plan and this Addendum as it relates to (1) the timing of requests by U.S. Beneficiaries to receive Options as an alternative method of payment of Base Compensation and/or Extra Pay, (2) the conditions that must be satisfied before Options issued to a U.S. Beneficiary become exercisable and/or (3) the timing of exercise of Options by U.S. Beneficiaries, this Addendum shall control.

Section 2. For purposes of this Addendum, the term “U.S. Beneficiaries” means designated Beneficiaries that are considered United States taxpayers for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”).

Section 3. Each designated U.S. Beneficiary is entitled to request the Company to receive all or part of the U.S. Beneficiaries’ Base Compensation and/or Extra Pay in Options by serving the Company with a Subscription Notice during the following request (election) periods, as applicable:

(a)	With respect to the calendar year in which the Relationship between the U.S. Beneficiary and the Company is first established, the Beneficiary may request to receive in Options all or a portion of the U.S. Beneficiaries’ Base Compensation and/or Extra Pay by serving the Company with a Subscription Notice during the 30 (thirty) calendar day period following the calendar day on which the Relationship between the U.S. Beneficiary and the Company is first established, (the “Initial Option Request Period”), it being understood that, with respect to the calendar year in which the the Relationship is first established, the U.S. Beneficiary may only request to receive in Options all or a portion of the U.S. Beneficiaries’ Base Compensation and/or Extra Pay otherwise due during the period beginning on the calendar day following the end of the Initial Option Request Period and ending on the last day of such calendar year.

(b)	With respect to calendar years following the year in which the Relationship between the U.S. Beneficiary and the Company is first established, the U.S. Beneficiary may request to receive in Options all or a portion of the U.S. Beneficiaries’ Base Compensation and/or Extra Pay for such calendar year by serving the Company with a Subcription Notice during the 30 (thirty) calendar day period ending on December 31st of the immediately preceding calendar year (the “Option Request Period”), it being understood that, with respect to calendar years following the year in which the Relationship is first established, the U.S. Beneficiary may request to receive all or a portion of the U.S. Beneficiaries’ Base Compensation and/or Extra Pay otherwise due for such calendar year.

1

Section 4. If, prior to 31 December 2030 (the “Expiration Date”) the actual consummation and perfection of (i) a Change of Control, or (ii) a Listing (an “Exercise Event”) occurs, U.S. Beneficiaries shall be entitled to exercise all (or a portion of) their Vested Options within the period beginning on the consummation and perfection of such Exercise Event and ending on the earlier of (i) 90 days following actual consummation of the Exercise Event or (ii) 75 days following the end of the calendar year in which such Exercise Event is consummated (the “Exercise Event Deadline”). It is agreed and understood that in the event of the consummation and perfection of an Exercise Event during the period that the Options remain outstanding, any Non-Vested Options then held by the U.S. Beneficiary shall be considered Vested Options immediately upon such consummation.

Section 5. On the first to occur of the Expiration Date or the Exercise Event Deadline, as the case may be, any unexercised Options then held by a U.S. Beneficiary, whether Vested Options or Non-Vested Options, shall automatically expire, be cancelled without any conversion thereof and become invalid for all purposes; provided however that in the event of the consummation and perfection of an Exercise Event prior to the Expiration Date, any Vested Options held by a U.S. Beneficiary as of the date of consummation of such Exercise Event shall remain exercisable until the Exercise Event Deadline. U.S. Beneficiaries will not be entitled to any cash reimbursement of the Option Prices nor any other right or claim in relation thereto with respect to any such cancelled Options.

Section 6. Options issued under the Plan to U.S. Beneficiaries are intended to qualify for the “short-term deferrals” exception to IRC Section 409A, or any successor provisions, and shall be interpreted and administered by the Company to the maximum extent possible in a manner consistent with that intent. Any provision that would cause Options issued under these the Plan to U.S. Beneficiaries to fail to satisfy the short-term deferrals exception, as set out in Treasury Regulations Section 1.409A-1(b)(4), or any successor provisions, shall have no force and effect until amended to so comply (which amendment may be retroactive to the extent permitted by IRC Section 409A and the Treasury Regulations thereunder, and may be made by the Company without the consent of U.S. Beneficiaries). Notwithstanding anything to the contrary herein whether express or implied, the Company makes no representations with respect to the application of IRC Section 409A to the Options issued under the Plan.

2

SCHEDULE 1

SUBSCRIPTION NOTICE

To:

Bending Spoons Operations S.p.A.

Nino Bonnet 10,

20154 Milan,

Italy

[place, date]

Dear all,

RE: Subscription Notice

Preliminary statements

a)	The Beneficiary was informed (i) of the existence of the Plan and the Addendum for U.S. Beneficiaries, (ii) that they were selected as a Beneficiary thereunder and (iii) that during the periods set out in Section 5 of the Addendum, they have the right to choose to receive a portion or the entirety (as applicable) of their Base Compensation and/or Extra Pay in Options.

b)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Plan or in the Addendum, as the case may be.

The Beneficiary agrees as follows:

1.	I, as Beneficiary, declare to:

1.1	have read and fully familiarized with the Plan and the Addendum and fully and unconditionally accept the terms and conditions set forth therein;

1.2	request the Company to receive in Options [-] of the Base Compensation and/or Extra Pay (the “Portion in Options”) for [-] and waive – subject to the provisions of the Plan and the Addendum – to receive the Portion in Options in cash and any rights, claim, demand and/or action arising thereto;

1.3	adhere to the Plan and the Addendum, thus becoming for all intents and purposes holder of the rights and obligations provided in favor of the Beneficiaries by the Plan and the Addendum.

2.	Pursuant to paragraph 10.3 of the Plan, the following address is indicated for communications in favor of the undersigned Beneficiary:

[-]

Your faithfully,

[Beneficiary]

3

SCHEDULE 2

OPTIONS GRANT NOTICE

To:

[Beneficiary]

[place, date]

Dear Beneficiary,

RE: Options Grant Notice

Preliminary statements

a)	The Company previously received the Subscription Notice according to which you (i) requested the Company to receive in Options [-] of the Base Compensation and/or Extra Pay for [-], and (ii) adhered to the Plan and the Addendum.

b)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Plan or in the Addendum, as the case may be.

The Company communicates as follows:

1.	We hereby inform you that the Company grants you No. [-] Options with a Strike Price per Option equal to Euro [-] per Option, [-] as Grant Date and a Vesting Period of [-].

Your faithfully,

Bending Spoons Operations S.p.A.

4

SCHEDULE 3

ACCEPTANCE OF OPTIONS GRANT NOTICE

To:

Bending Spoons Operations S.p.A.

Nino Bonnet 10,

20154 Milan,

Italy

[place, date]

Dear all,

RE: Acceptance of Options Grant Notice

Preliminary statements

a)	The undersigned previously sent the Subscription Notice according to which they (i) requested the Company to receive in Options [-] of the Base Compensation and/or Extra Pay for [-], and (ii) adhered to the Plan and the Addendum.

b)	The undersigned was previously informed of a grant in their favour of No. [-] Options with a Strike Price per Option equal to Euro [-] per Option, [-] as Grant Date and a Vesting Period of [-].

c)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Plan or in the Addendum, as the case may be.

The Beneficiary agrees as follows:

d)	I, as Beneficiary, declare to accept No. [-] Options with a Strike Price per Option equal to Euro [-] per Option, [-] as Grant Date and a Vesting Period of [-].

Your faithfully,

[Beneficiary]

5

SCHEDULE 2

OPTIONS EXERCISE NOTICE

To:

Bending Spoons Operations S.p.A.

Nino Bonnet 10,

20154 Milan,

Italy

[place, date]

Dear all,

RE: Options Exercise Notice

Preliminary statements

a)	On [-], I received the Exercise Event Notice according to which the Company informed me of the envisaged occurrence of an Exercise Event.

b)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Plan or in the Addendum, as the case may be.

The Beneficiary agrees as follows:

2.	I, as Beneficiary, hereby declare to exercise No. [-] Options with a Strike Price per Option equal to Euro [-] per Option, [-] as Grant Date and a Vesting Period of [-][, and No. [-] Options with a Strike Price per Option equal to Euro [-] per Option, [-] as Grant Date and a Vesting Period of [-]]

Your faithfully,

[Beneficiary]

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